Page 9 of 9 pages

                              EXHIBIT C


     The name and principal occupation or employment, which in each instance is with D.H. Blair Holdings, Inc. ("Blair Holdings") located at 44 Wall Street, New York, New York, 10005, of each executive officer and director of Blair Investment is as follows:

                                             PRINCIPAL OCCUPATION
          NAME                                 OR EMPLOYMENT
  Davis, Joseph Morton                       President,
                                             Chief Executive Officer, Director,
                                             Chairman of the Board


  Nachamie, David                            Treasurer

  Bell, Martin A.                            Vice Chairman,
                                             General Counsel

  Wasserman, Brian A.                        Senior Vice President,
                                             Chief Financial Officer

Item 2.
     During the last five years, none of the above persons (to the best of Blair Investments' knowledge) was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result or such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violation with respect to such laws.

Item 3. - 6. herein are amended by adding the following paragraphs thereto:

     See Mr. Davis' responses herein.

     As of May 1, 1996, Mr. Nachamie may be deemed to be the beneficial owner of 18,910 shares as follows; (i) 15,120 shares owned directly by him, and (ii) 3,790 shares owned jointly with his wife, Evelyn Nachamie. Mr. Nachamie disclaims beneficial ownership of the securities owned by his wife for any purpose. He owns these securities for investment purposes only, and has sole voting and dispositive control over any securities owned by him.

     Mr. Wasserman and Mr. Bell do not beneficially own any of the Issuer's shares.